Exhibit 99.1

ENTRAVISION COMMUNICATIONS CORPORATION

ANNOUNCES PARTIAL DEBT PAYMENT

SANTA MONICA, CALIFORNIA – January 3, 2017 – Entravision Communications Corporation (NYSE: EVC), a diversified media company serving Latino audiences and communities, today announced that it made a prepayment on December 30, 2016 of $20 million of term loans under the company’s senior secured term loan credit facility entered into on May 31, 2013.  Entravision funded this prepayment by using cash on hand.  Following the prepayment, approximately $293 million remained outstanding under the company’s term loan credit facility.

“Our solid balance sheet and sound financial performance provides us with the opportunity to proactively manage our capital structure,” said Walter F. Ulloa, Chairman and Chief Executive Officer of Entravision.  “We are well positioned to execute on our strategic plan and continue to invest in our growth opportunities.”

About Entravision Communications Corporation

Entravision Communications Corporation is a leading media company that reaches and engages U.S. Latinos across acculturation levels and media channels, as well as consumers in Mexico. The Company’s comprehensive portfolio incorporates integrated media and marketing solutions comprised of acclaimed television, radio, digital properties, events, and data analytics services. Entravision has 56 primary television stations and is the largest affiliate group of both the Univision and UniMás television networks. Entravision also owns and operates 49 primarily Spanish-language radio stations featuring nationally recognized talent, as well as the Entravision Audio Network and Entravision Solutions, a coast-to-coast national spot and network sales and marketing organization representing Entravision’s owned and operated, as well as its affiliate partner, radio stations. According to comScore Media Metrix®, Entravision’s digital operating group, Pulpo, is the #1-ranked online advertising platform in Hispanic reach, and Pulpo’s comprehensive media offering, data, and consumer insights lead the industry. Entravision shares of Class A Common Stock are traded on The New York Stock Exchange under the symbol: EVC.

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Contact:

Mike Smargiassi/Brad Edwards

Brainerd Communicators, Inc.

212-986-6667